Exhibit 10.7
Proposed 2006 All Employee Bonus Scheme
As previously discussed, from January 1, 2006, we intend to reintroduce an all employee bonus scheme. The purpose of implementing this bonus scheme is to motivate and reward staff for the achievement of both Company and Personal targets and by doing this help in retaining staff.
The Scheme in summary
•	The scheme will make payments to eligible employees on meeting two criteria: company financials (EBITDA and Revenues) and Personal Objectives. EBITDA and revenue targets will be set by the Chief Executive Officer and the Chief Financial Officer on a quarterly basis just after the start of each quarter. Personal objectives will be set by local management. In order to trigger personal objective payments, minimum business targets must be achieved.

•	Eligible employees means all permanent staff (except those who currently participate in other bonus or incentive arrangements, e.g., sales incentive plan, Shenzhen, San Jose Pluggables) who are employees and have not resigned on the day of the payment.

•	Maximum payouts of quarterly basic pay (excluding allowances, etc.) will be on the following basis:

	Total	Company	Personal	Comments

¡ CEO	100%	50%	50%	Contractual
¡ Officers	50%	25%	25%	Contractual
¡ VPs	25%	12.5%	12.5%	Contractual
¡ Managers	10%	5%	5%
¡ Engineers	10%	5%	5%
¡ Indirect Staff	5%	2.5%	2.5%
¡ Direct Staff	5%	2.5%	2.5%
•	Payments under the scheme will be made in the second month following the end of the period, this is to allow time to provide a fair assessment of the performance of the individuals and to incorporate the periods business targets. Therefore, for the first quarter of 2006, payment will be made in May 2006.

•	Deductions will be made for periods of absence, sickness, etc.